Exhibit 3.3

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF MECHTRON INTERNATIONAL CORPORATION

Mechtron International Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of said corporation, at a meeting duly convened and held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of the corporation be amended by changing the article thereof numbered “First” so that, as amended, said article shall be and read as follows:

“FIRST: Name.

The name of the corporation shall be Gencor Industries, Inc.”

FURTHER RESOLVED, that the Certificate of Incorporation of the corporation be amended by adding an article thereto numbered “Twelfth” so that, as amended, said article shall be and read as followings:

“TWELFTH: Director Liability Limitation.

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists and may hereafter be amended. Any repeal or modification of the foregoing provision by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.”

SECOND: That thereafter, on June 26, 1987, the annual meeting of the stockholders was duly called and held, upon notice in accordance with the provisions of Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by the statute were voted in favor of the amendment.

THIRD: That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation will not be reduced under or by said amendment.

IN WITNESS WHEREOF, said corporation has caused its corporate seal to be hereunto affixed and this Certificate to be signed by E. J. Elliott, its president and Carol A. Wherry, its secretary, this 21st day of December, 1987.

(Corporate Seal)
BY:
E.J. ELLIOTT, PRESIDENT

Attest:

CAROL A. WHERRY, SECRETARY

STATE OF FLORIDA

COUNTY OF ORANGE

BEFORE ME, the undersigned authority, personally appeared E. J. Elliott and Carol A. Wherry, the President and Secretary of Mechtron International Corporation, a Delaware corporation, respectively, and they duly executed said Certificate before me and acknowledged on oath the said Certificate to be their own act and deed and the act and deed of said corporation and the facts stated therein are true; and that the seal affixed to said Certificate and attested by the Secretary of the corporation is the corporate seal of said corporation.

IN WITNESS WHEREOF, I hereunder set my hand and official seal of office the day and year aforesaid.

(NOTARIAL SEAL)
NOTARY PUBLIC

My Commissioner Expires: